                                                                     Exhibit 5.1


                             [KS Opinion Letterhead]


                                 April 25, 2002

Veeco Instruments Inc.
100 Sunnyside Boulevard
Woodbury, New York 11797

Ladies and Gentlemen:

         We have acted as counsel to Veeco Instruments Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of registering (i) $220,000,000 aggregate principal amount of 4 1/8% Convertible Subordinated Notes due 2008 (the "Notes") issued by the Company in December 2001; (ii) such indeterminate number of shares of common stock, par value $0.01 per share, of the Company as may be issuable from time to time upon conversion of the Notes (the "Note Shares"); and (iii) 9,756,919 additional shares of common stock, par value $0.01 per share, of the Company held by certain of its stockholders (the "Shares"). The Notes have been issued under the Indenture, dated as of December 21, 2001 (the "Indenture"), between the Company and State Street Bank and Trust Company, N.A., as trustee (the "Trustee"), which will be filed as Exhibit 4.3 to the Registration Statement. The Company issued the Notes pursuant to that certain Purchase Agreement, dated as of December 18, 2001, by and among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc. and Thomas Weisel Partners LLC. The Notes, the Note Shares and the Shares are to be offered and sold by certain securityholders of the Company.

         We have made such inquiries and reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby, and we have also examined and relied upon representations, statements or certificates of public officials and officers and representatives of the Company.

         In expressing the opinions set forth below, we have assumed that all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original documents, and all signatures on all documents submitted to us for examination are genuine.

         Based upon the foregoing, we are of the opinion that:

1. The Notes have been legally issued and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The Note Shares issuable as of the date hereof have been duly authorized and reserved and, when delivered upon conversion of the Notes in accordance with their terms and the terms of the Indenture, will be validly issued, fully paid and non-assessable.

3. The Shares have been duly authorized and are validly issued, fully paid and non-assessable.

         We express no opinion with respect to the laws of any jurisdiction other than the internal laws of the State of New York and the General Corporation Law of the State of Delaware.

         The opinions rendered in paragraph 1 relating to the enforceability of the Notes are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally (including, without limitation, fraudulent conveyance laws); (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

         To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

         This opinion is based upon the laws and legal interpretations in effect, and the facts and circumstances existing, on the date hereof, and we assume no obligation to revise or supplement this opinion should any such law or legal interpretation be changed by legislative action, judicial interpretation or otherwise or should there be any change in such facts and circumstances.

         We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Registration Statement and the prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                               Very truly yours,


                                               KAYE SCHOLER LLP


                                        2